FOR IMMEDIATE RELEASE

CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000


         FINANCIAL FEDERAL ANNOUNCES SECOND QUARTER EARNINGS
         ---------------------------------------------------

NEW YORK, NY:  March 8, 2004 - Financial Federal Corporation ("FIF" -
NYSE) today announced results for its second quarter ended January 31, 2004. Net earnings for the second quarter of fiscal 2004 was $7.8 million, a 6% decrease from the $8.3 million earned for the second quarter of fiscal 2003. Diluted earnings per share decreased by 9% to $0.42 from $0.46. Finance receivables originated during the quarter totaled $180 million. Finance receivables outstanding were $1.41 billion at January 31, 2004 compared to $1.42 billion at July 31, 2003.

Net earnings for the first six months of fiscal 2004 and 2003 were $14.9 million and $16.6 million, respectively, a 10% decrease. Diluted earnings per share also decreased by 10% to $0.81 from $0.90. In the first six months of fiscal 2003, a non-recurring convertible debt redemption loss reduced net earnings by $1.1 million and reduced diluted earnings per share by $0.06. Without this loss, net earnings for the first six months of fiscal 2003 was $17.7 million and diluted earnings per share was $0.96. These amounts are non-GAAP financial measures that management believes to be useful to investors in comparing the Company's fiscal 2004 and 2003 operating results. Net earnings and diluted earnings per share for the first six months of fiscal 2004 each decreased by 16% with this debt redemption loss excluded from fiscal 2003.

Net charge-offs for the second quarter of fiscal 2004 were $2.5 million or 0.70% (annualized) of average finance receivables compared to 1.05% in the preceding quarter and 0.78% in the first quarter of fiscal 2003. For the first six months of fiscal 2004 and 2003, net charge-offs were 0.88% and 0.60%, respectively. Non-performing assets were 3.1% of total finance receivables at January 31, 2004, compared to 3.8% at October 31, 2003 and 5.6% at January 31, 2003. Delinquent receivables (60 days or more past due) were 1.5% of total receivables at January 31, 2004 compared to 2.1% at October 31, 2003 and 2.3% at January 31, 2003.

Paul R. Sinsheimer, CEO, commented: "For the last several months, we have seen our customers' outlook improve. They are optimistic about their prospects, although most have been hesitant to acquire equipment, instead trying to operate with what they have. I fully expect this to change, but remain uncertain as to when. We are prepared both financially and operationally for the expected higher level of demand."

Steven F. Groth, CFO, remarked: "We are pleased to report the following positive operating trends/statistics as of January 31, 2004:
 * net charge-offs have declined in the last three quarters and are below the level of a year ago (although net charge-offs were higher in the first half of fiscal 2004 than in the first half of fiscal 2003);
 * repossessions were $7.6 million, 76% lower than their peak of $33.1 million a year ago;
 *  delinquencies were at their lowest level in over three years;
 * operating expenses declined from the preceding quarter as we benefit from fewer non-performing assets;
 *  leverage has fallen to 3 to 1 allowing for significant growth and
 *  the Company continues to maintain a high level of liquidity."

Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide. For additional information, please visit the Company's website at www.financialfederal.com.


                               -more-



         CONDENSED CONSOLIDATED UNAUDITED INCOME STATEMENTS
              (In thousands, except per share amounts)

=====================================================================
                              Three months ended     Six months ended
                                     January 31,          January 31,
---------------------------------------------------------------------
                                  2004      2003       2004      2003
=====================================================================
Finance income                 $29,579   $33,278    $59,811   $68,249
Interest expense                 8,587    11,352     17,240    23,730
---------------------------------------------------------------------
  Net finance income before
   provision for credit losses
   on finance receivables       20,992    21,926     42,571    44,519
Provision for credit losses      2,350     2,300      5,900     3,850
---------------------------------------------------------------------
  Net finance income            18,642    19,626     36,671    40,669
Salaries and other expenses      5,840     5,926     12,128    11,482
Loss on redemption of
 convertible debt                   --        --         --     1,737
---------------------------------------------------------------------
  Earnings before income taxes  12,802    13,700     24,543    27,450
Provision for income taxes       5,011     5,380      9,600    10,857
---------------------------------------------------------------------
    NET EARNINGS                $7,791    $8,320    $14,943   $16,593
=====================================================================

Earnings per common share:
    Diluted                      $0.42     $0.46      $0.81     $0.90
=====================================================================
    Basic                        $0.43     $0.46      $0.82     $0.93
=====================================================================

Number of shares used:
    Diluted                     18,590    18,246     18,549    18,529
=====================================================================
    Basic                       18,240    17,990     18,179    17,875
=====================================================================


           CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
                           (In thousands)

=====================================================================
                                 January 31,    July 31,  January 31,
                                        2004        2003         2003
=====================================================================
ASSETS
Finance receivables               $1,407,834  $1,415,489   $1,414,623
Allowance for credit losses          (23,471)    (23,754)     (23,742)
---------------------------------------------------------------------
  Finance receivables-net          1,384,363   1,391,735    1,390,881
Cash                                   6,343       8,015        7,697
Other assets                          14,591      26,332       37,562
---------------------------------------------------------------------
TOTAL ASSETS                      $1,405,297  $1,426,082   $1,436,140
=====================================================================

LIABILITIES
Debt                              $1,009,785  $1,042,276   $1,073,411
Accrued interest, taxes and
 other liabilities                    59,793      67,410       59,908
---------------------------------------------------------------------
  Total liabilities                1,069,578   1,109,686    1,133,319

STOCKHOLDERS' EQUITY                 335,719     316,396      302,821
---------------------------------------------------------------------
TOTAL LIABILITIES AND EQUITY      $1,405,297  $1,426,082   $1,436,140
=====================================================================


This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are referred to the most recent reports on Forms 10-K and 10-Q filed by the Company with the Securities and Exchange Commission that identify such risks and uncertainties.

                               ###